Exhibit 16.1

September 5, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the “Change in Independent Accountants” section of Form S-1 to be filed on September 5, 2014, of Fifth Street Asset Management Inc. and are in agreement with the statements contained therein as such statements relate to CohnReznick LLP.

Very truly yours,

/s/ CohnReznick LLP

Roseland, New Jersey